Exhibit 13


                             Subscription Agreement
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                               PURCHASE AGREEMENT

                  IBJ Funds Trust, a Delaware business trust (the "Company"), and Furman Selz, Incorporated (the "Distributor"), hereby agree as follows:

                  1. The Company hereby offers the Distributor and the Distributor hereby purchases the following shares, par value $.001 per share, of each portfolio ("Fund") of the Company: 25,000 shares at $1.00 per share representing shares in Reserve Money Market Fund, 2,500 shares at $10.00 per share representing shares in Bond Fund, 2,500 shares at $10.00 per share representing shares in Core Equity Fund, and 2,500 shares at $10.00 per share representing shares in Growth and Income Fund (the "Shares"). The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Distributor of funds in the amount of $100,000 in full payment for the Shares.

                  2. The Distributor represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Company begins its investment activities, the Distributor will pay to the Company an amount equal to the number resulting from multiplying each Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of shares of each Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of November, 1994.

                                    IBJ FUNDS TRUST
Attest:

_________________________           By:_________________________
Name:                               Name:
                                    Title:

                                    FURMAN SELZ, INCORPORATED
Attest:

_________________________           By:_________________________
Name:                               Name:
                                    Title:


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